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                                                                       23(n)(ii)


                                 WT MUTUAL FUND

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
                                   (CRM FUNDS)

I.    INTRODUCTION

This Multiple Class Plan (this "Plan") has been adopted by a majority of the Board of Trustees of WT Mutual Fund (the "Fund"), including a majority of the Trustees who are not interested persons of the Fund (the "non-interested Trustees"), pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), with respect to each series of the Fund listed on Schedule A attached hereto (each a "CRM Fund" and, collectively, the "CRM Funds").

This Plan designates two classes of shares of each CRM Fund (except for the CRM Mid Cap Value Fund, which offers Investor Shares, Institutional Shares and Retail Shares) and, in accordance with Rule 18f-3 under the Act, sets forth the differences between the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

The Fund's Board of Trustees, including a majority of the non-interested Trustees, has determined that this Plan, including the allocation of expenses, is in the best interests of the Fund as a whole, each CRM Fund and each class of shares offered by a CRM Fund.

II.   ELEMENTS OF THE PLAN

Class Designation: The CRM Funds shall be divided into the following classes:

      - Each of the CRM Funds' shares (except for the those of the CRM Mid Cap Value Fund) issues Institutional Shares and Investor Shares.
      - The CRM Mid Cap Value Fund issues Institutional Shares, Investor Shares and Retail Shares.

Differences in Availability: Investor Shares and Retail Shares shall be available to all investors and will be sold by PFPC Distributors, Inc. (the "Distributor") and by banks, securities brokers or dealers and other financial institutions that have entered into a selling agreement with the Distributor. Institutional Shares will be available only to existing Institutional shareholders and to certain other eligible investors as disclosed in the CRM Funds' prospectuses.

Differences in Distribution Arrangements: Retail Shares shall be subject to a distribution plan adopted pursuant to Rule 12b-1 under the Act. The distribution plan for the Retail Shares allows each CRM Fund to spend annually up to 0.25% of its average daily net assets attributable to its Retail Shares to pay the Distributor for distribution activities and expenses primarily intended to result in the sale of Retail Shares.

Institutional Shares and Investor Shares shall not be subject to a distribution plan under Rule
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12b-1 under the Act.

Each of the Investor Shares and Retail Shares shall be subject to a shareholder service plan that allows for the payment of a shareholder service fee of 0.25% of average net assets of the respective class of a portfolio to certain organizations for the provision of certain services provided pursuant to a shareholder service agreement with the Fund.

Differences in Shareholder Services: Other than any shareholder services that may be provided pursuant to a shareholder services agreement under the shareholder services plan adopted by the Fund's Board of Trustees for the Investor Shares and Retail Shares of each CRM Fund, the services offered to shareholders of Institutional Shares, Investor Shares and the Retail Shares shall be the same.

Expense Allocation. All expenses of each CRM Fund shall be allocated between its Institutional Shares, its Investor Shares and its Retail Shares in accordance with Rule 18f-3 under the Act, except that the fees and expenses incurred by a CRM Fund under the distribution plan for its Retail Shares or under a shareholder services plan for its Investor or Retail Shares shall be allocated to the Investor Shares or Retail Shares, respectively, and the following types of expenses specific to each class shall be allocated to such class:

      -     transfer agency and other recordkeeping costs;
      - Securities and Exchange Commission and blue sky registration or qualification fees;
      - printing and postage expenses related to printing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class;
      -     audit or accounting fees or expenses relating solely to such class;
      - the expenses of administrative personnel and services as required to support the shareholders of such class;
      -     litigation or other legal expenses relating solely to such class;
      - Trustees' fees and expenses incurred as a result of issues relating solely to such class; and
      - other expenses subsequently identified and determined to be properly allocated to such class.

Conversion Features. None of the Institutional Shares, Investor Shares or Retail Shares shall automatically convert to shares of another class.

Exchange Privileges. Institutional Shares of each CRM Fund shall be exchangeable only for Institutional Shares of each other CRM Fund. Investor Shares of each CRM Fund shall be exchangeable only for Investor Shares of each other CRM Fund. Retail Shares of each CRM Fund shall be exchangeable only for Retail Shares of each other CRM Fund. Each exchange shall be made based upon the relative net asset values of the classes as set forth in the prospectuses of the CRM Funds.

Voting and other Rights. The Institutional Shares, the Investor Shares and
Retail Shares shall each have (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements; (b) separate voting rights on any matter submitted to shareholders in which
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the interests of one class differ from the interests of the other class; and (c)
in all other respects, the same rights and obligation as the other class.

As amended and restated on March 15, 2002
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                                   SCHEDULE A

                            CRM Large Cap Value Fund
                            CRM Small Cap Value Fund
                             CRM Mid Cap Value Fund
                           CRM Prime Money Market Fund
                           CRM Broad Market Bond Fund
                             CRM Municipal Bond Fund
                               CRM Tax-Exempt Fund